Contact:	World Racing Group, Inc. Brian Carter, Chief Financial Officer Chris Dolack, VP Public Relations 704-795-7223 - cdolack@dirtcar.com	Investor Contact:	ROI Group LLC Andy Brown 212-495-0202 abrown@roiny.com

WORLD RACING GROUP REPORTS RECORD ANNUAL REVENUE OF $19.6 MILLION, SIGNIFICANT IMROVEMENT IN OPERATING RESULTS FOR 2007
Decreases of 45% in Net Loss Achieved for 2007

CONCORD, N.C. — BUSINESS WIRE — April 1, 2008 — World Racing Group, Inc. (OTCBB: WRGI) announced record revenue of $19.6 million, up 30%, from the $15.1 million reported calendar year 2006.  Significant improvements in operating results were also achieved in 2007, including a decreased net loss of 45%, to $12.7 million, from $22.8 million for the prior year.

“The Company is extremely well positioned to continue to accelerate these positive trends and operating results in 2008,” said Brian Carter, the Company’s Chief Executive Officer.  “Importantly, we finished 2007 with increased forward momentum by adding several key sponsors to our long list of marketing partners for 2008.   Our contracted sponsorship revenue base grows every day, which continues to reinforce the significance of raising the profile of our events and confirms our investment in television broadcasts in 2007.”

 “Highlighting our momentum into 2008 was our recently announced partnership with SPEED TV, owned by Fox Broadcasting, for 25 hours of original television programming, including five multi-hour special events and additional scheduled re-broadcasts.  Our focus is on growing sponsorship and advertising revenues in 2008, and a strong television package is a critical component to our success,” Mr. Carter added.

“In 2008, we anticipate 60-70% growth in our sponsorship and advertising revenue and merchandise sales.  Additionally, we expect sustainable, measurable growth in our racing and event operations, both in sanctioning fees and ticket sales for the year.  As a result of this growth and other cost savings implemented for 2008 we expect track and event operations expenses to decrease significantly as a percentage of total revenue.”

Mr. Carter concluded, “We had a very successful start to our 2008 season at the 37th Annual Alltel DIRTcar Nationals in February.  Despite weather causing a few issues late in the first quarter for our touring series we are well prepared for the heart of the racing season which starts in April for most of our tracks and series.  I am confident that as we leverage our extensive assets to all aspects of our business, World Racing Group will prosper in 2008.”

About World Racing Group, Inc.
World Racing Group, Inc. (OTCBB: WRGI), a sports entertainment company, is a world leader in the sanctioning and promotion of dirt track auto racing.  WRGI, based in Concord, N.C., owns and operates the three highest profile national touring series for dirt track racing in the United States:
•	The Advance Auto Parts World of Outlaws® Sprint Car Series
•	The World of Outlaws Late Model Series(SM)
•	The Advance Auto Parts Super DIRTcar Series™
WRGI sanctions more than 4,900 local and regional dirt track racing events in the United States and Canada at 126 tracks each year under the DIRTcar™ Racing brand. In addition, WRGI owns and operates seven premier dirt track speedways.  To learn more about World Racing Group, visit worldracinggroup.com.

Safe Harbor Statement
Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995.  Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “if”, “should” and “will” and similar expressions as they relate to World Racing Group, Inc. are intended to identify such forward-looking statements.  We may from time to time update these publicly announced projections, but we are not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur.  These projections are subject to change and could differ materially from final reported results.  For a discussion of such risks and uncertainties, see “Additional Factors That May Affect Future Results” in our report on Form 10-KSB filed with the Securities and Exchange Commission and our other filings under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

(Tables follow)

WORLD RACING GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2007 and 2006

	2007	2006
Revenues
Race sanctioning and event fees	$8,171,839	$4,717,662
Admission fees and ticket sales	7,306,950	6,897,834
Sponsorship and advertising revenue	3,547,226	2,500,313
Merchandise sales	505,218	754,592
Other revenue	111,380	273,739
Total revenues	$19,642,613	$15,144,140

Operating expenses
Track and event operations	22,781,683	19,301,329
Sales and marketing	1,657,905	1,883,094
Merchandise operations and cost of sales	275,812	823,560
General and administrative	2,653,528	3,022,117
Non-cash stock compensation	2,170,802	2,710,658
Goodwill impairment	-	1,508,440
Depreciation and amortization	819,758	774,130
Total operating expenses	30,359,488	30,023,328

Loss from operations	(10,716,875)	(14,879,188)

Other (Expenses) Income
Interest income	--	92,119
Interest expense	(1,933,764)	(8,021,605)
Total Other Expense	(1,933,764)	(7,929,486)

Net (Loss)	$(12,650,639)	$(22,808,674)
Dividends on preferred stock:
Stated dividends, Series D Preferred Stock	(1,267,435)	-
Exchange of warrants for Series C preferred stock	-	(1,326,335)
Exchange of warrants for Series C preferred stock	-	(1,250,000)
Net loss applicable to common stock	$(13,918,074)	$(25,385,009)

Net loss applicable to common stock per common share — Basic and diluted	$(0.89)	$(1.92)
Weighted average common shares outstanding — Basic and diluted	15,608,748	13,246,875

WORLD RACING GROUP, INC.
CONSOLIDATED BALANCE SHEETS
December 31, 2007 and December 31, 2006

	December 31, 2007	December 31, 2006
ASSETS
Current assets
Cash and cash equivalents	$1,668,611	$532,230
Accounts receivable — trade, net of allowance for doubtful accounts of $70,000 in 2007	317,678	223,065
Inventory	10,252	110,077
Prepaid interest, secured notes	721,424	—
Prepaid expenses and other current assets	746,982	330,943
Total current assets	3,464,947	1,196,315
Land, buildings and equipment, net	10,300,476	10,447,633
Trademarks	100,000	100,000
Goodwill, net of impairment of $10,320,537 in 2007 and 2006	—	—
Prepaid Expenses – long term	—	166,667
Other assets, net of amortization of $209,598 in 2007 and $55,331 in 2006	593,685	140,122
Total assets	$14,459,108	$12,050,737

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
Accounts payable	$620,973	$474,781
Accrued liabilities	1,125,404	1,147,749
Deferred revenues	421,438	129,424
Notes payable	689,208	713,008
Total current liabilities	2,857,023	2,464,962
Notes payable, net of discount of $2,515,966 in 2007 and $0 in 2006	13,091,045	4,001,711
Total liabilities	15,948,068	6,466,673

Stockholders' Equity (Deficit)
Series D Preferred stock, $0.01 par value; 20,000 shares authorized; 17,875 shares issued and outstanding at December 31, 2006	—	53,624,538
Series E Preferred stock, $0.01 par value; 50,000 shares authorized; 44,538 shares issued and outstanding at December 31, 2007	445	—
Common stock, $0.0001 par value; 100,000,000 shares authorized; 32,147,879 and 14,374,496 shares issued and outstanding at December 31, 2007 and December 31, 2006, respectively	3,215	1,438
Additional paid-in capital	71,883,982	12,684,051
Accumulated deficit	(73,376,602)	(60,725,963)
Total stockholders' equity (deficit)	(1,488,960)	5,584,064
Total liabilities and stockholders' equity	$14,459,108	$12,050,737

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